Exhibit 99.1

Conmed Healthcare Management, Inc. Terminates Merger Agreement with Ayelet Investments LLC

Hanover, Md. -- (BUSINESS WIRE) — November 16, 2011 -- Conmed Healthcare Management, Inc. (NYSE Amex: CONM - News), a leading full service provider of correctional facility healthcare services to county and municipal detention centers (“Conmed”), announced today that it has entered into an Agreement and Release with Ayelet Investments LLC, Ayelet Merger Subsidiary, Inc. and James H. Desnick, (collectively, the “Purchasers”) which terminates the Merger Agreement entered into between the Company and the Purchasers on July 11, 2011, as the same was subsequently amended, and the related Limited Guarantee.

As previously disclosed, the Purchasers had informed the Company that they no longer in good faith believed that they would be able to complete a financing substantially in accordance with their previously executed financing commitment letters. The Purchasers were unable to secure such necessary financing, and, as a result thereof, the Merger Agreement has been terminated.

As a result of the termination of the Merger Agreement, and in accordance with the terms of the Merger Agreement, the Purchasers have agreed to promptly pay the Company a termination fee equal to $2,290,650 and the Merger Agreement and all related transaction documents will terminate as provided in the Agreement and Release.

 “As a full-service provider of correctional healthcare services to county and municipal detention centers in 40 counties across eight states, Conmed is a solid company that benefits from the leadership and experience of our cohesive management team,” said Richard Turner, Chairman and Chief Executive Officer.

“As we conclude this year and look forward to 2012, we believe that there are many opportunities to expand our footprint and to continue to execute on our growth strategy, while remaining focused on and building upon our mission of providing cost-efficient healthcare services to our clients.  We will also remain committed to building value for our shareholders,” Dr. Turner concluded.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently serves county and municipal correctional facilities in eight states, including Arizona, Kansas, Maryland, New Jersey, Oregon, Tennessee, Virginia and Washington. For more information, visit us at www.conmedinc.com.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," "potentially," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation: potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Ayelet transaction; unexpected costs or expenses resulting from the proposed Ayelet transaction; litigation or adverse judgments relating to the proposed Ayelet transaction; risks relating to the consummation of the contemplated Ayelet transaction, including the risk that the required stockholder approval might not be obtained in a timely manner or at all, or that other closing conditions will not be satisfied; other factors not currently anticipated by management which may materially and adversely affect the closing of the Ayelet transaction; the Company's ability to increase revenue and to continue to obtain new contracts, contract renewals and extensions; inflation exceeding the Company’s projection of the inflation rate of cost of services under multi-year contracts; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third-party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; investigation and auditing of our contracts by government agencies; competition; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; influence of certain stockholders; increases in healthcare costs; insurance; completion and integration of future acquisitions; public company obligations; limited liability of directors and officers; the Company’s ability to meet the NYSE Amex continued listing standards; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or
In-Site Communications, Inc.
Lisa Wilson, 212-452-2793
lwilson@insitecony.com